Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into between Nicolas Roelofs (hereinafter referred to as “Roelofs”) and Agilent Technologies, Inc. (“Agilent”). The purpose of this Agreement is to document the termination of Roelofs employment with Agilent on terms that are satisfactory both to Agilent and Roelofs. The effective date of this Agreement shall be the 7th day following the execution of this Agreement by Roelofs, provided that Roelofs has not revoked his acceptance of this Agreement in accordance with Section 25 hereof. (“Effective Date”). Therefore, Agilent and Roelofs agree as follows:

1. In exchange for the promises set forth in this Agreement, Agilent agrees to do the following:

a. Workforce Management Program. Roelofs is eligible for and Agilent will designate him as a participant in Agilent’s Workforce Management Program with a termination date as of October 31, 2013. Except as is otherwise provided for in this Agreement, at the time of termination, all benefits and sums otherwise due will be computed in accordance with Agilent’s standard procedures for participants in the Agilent Workforce Management program and with the Workforce Management Program provisions of the applicable benefit or other plan documents. Except as modified in this Agreement, Roelofs will be entitled to exercise employee benefit conversion privileges, specifically including but not limited to COBRA conversion privileges, upon the same terms and conditions as would be available to any other participant in the Workforce Management Program.

b. Severance Payments: Provided that this Agreement is executed by Roelofs no later than November 9, 2013 and becomes effective on or before November 16, 2013, Agilent shall provide to Roelofs enhanced severance payments in the gross amount of Eight Hundred Ninety-Three Thousand, Seven Hundred Fifty-Four Dollars ($893,754). This amount includes 2 months of Roelofs’ monthly base pay ($91,666) which represents the Enhanced Severance Payment provided for in Agilent’s Workforce Management Program plus 17.5 months of Roelofs’ monthly base pay ($802,088), in exchange for the additional promises made and obligations incurred by Roelofs as set forth in this Agreement. This severance amount will be delivered to Roelofs in a single lump sum payment, less required withholding and authorized deductions, to be paid within 90 days of the Effective Date of this Agreement, but in no event will it be paid prior to the date of termination or later than January 31, 2014. Roelofs acknowledges that these are amounts to which he is not otherwise entitled and Roelofs acknowledges these amounts are good and valuable consideration in exchange for the promises set forth herein.

c. Non-Severance Payments. The severance amounts set forth in paragraph b. are in addition to any non-severance payments (Health Expense Payment and Job Search Payment) normally provided to employees who terminate under Agilent’s Workforce Management Program.

d. Stock Options. Roelofs’ unvested Stock Options, if any, will be treated in accordance with the Workforce Management provisions of Agilent’s Stock Plans and the grant agreements associated with each Stock Option granted to Roelofs.

e. Restricted Stock Units (RSUs). Roelofs’ unvested Restricted Stock Units, if any, will be treated in accordance with the Workforce Management provisions of Agilent’s Stock Plans and with the grant agreements associated with each RSU granted to Roelofs.

f. Long Term Performance Program (“LTPP”): Roelofs’ LTPP awards will be treated in accordance with the Workforce Management provisions of Agilent’s relevant LTPP plan documents. The payouts, if any, will be based on actual performance measured against the performance criteria for the relevant performance period. Awards may range from zero to 200%, and will be determined by the Compensation Committee following the conclusion of the relevant three year performance period. The payouts, if any, shall be subject to the terms and conditions set forth in each of the relevant LTPP plan documents.

g. No Legal Entitlement: Agilent and Roelofs agree that Roelofs has no pre-existing right to receive any of the payments or benefits described in this Agreement and that Roelofs' right to receive the payments and benefits described herein is subject to the terms of this Agreement.

3. In exchange for the promises set forth in this Agreement, Roelofs acknowledges and agrees as follows:

a. Roelofs acknowledges that he is the recipient of confidential and proprietary business information, and that he will not use or disclose such information except as may be permitted by Agilent or required by law. Roelofs acknowledges that he signed the Agreement Regarding Confidential Information and Proprietary Development (“ARCIPD”) on May 15, 2006, a copy of which is attached as Exhibit B, and that the obligations contained in that document survive the termination of his employment. Nothing in this Agreement supersedes or renders the terms and conditions of the ARCIPD unenforceable or void.

b. Roelofs acknowledges and agrees that as a Senior Vice President of Agilent and President of the Life Sciences Group, he was exposed to some of Agilent’s most sensitive, proprietary and confidential information, including trade secrets. Roelofs acknowledges and agrees that release of this information to Agilent’s competitors could cause immeasurable competitive damage to Agilent. Roelofs understands that although he is in no way prohibited by any provision of this Agreement from becoming employed by any one of the companies set forth on the list of competitor companies included in Exhibit C, Roelofs must be particularly careful about the potential for use and disclosure of sensitive, proprietary and confidential information belonging to Agilent should Roelofs become employed, including as a contractor, consultant, board member or advisor, by any of these companies, their subsidiaries or affiliates.

c. Roelofs agrees to attend an Exit Interview on or before his employment termination date, at which time all appropriate personnel documents will be executed. Roelofs further agrees that he will return all company property and identification on or before his employment termination date. Thereafter, Roelofs agrees to do such other acts as may be reasonably requested by Agilent in order to effectuate the terms of this Agreement.

d. Roelofs agrees that he will not make any public statement or statements to the press, through the internet or any other public forum, including websites, blogs, or social networking sites, concerning Agilent, its business objectives, its management practices, or other sensitive information without first receiving Agilent's written approval. Roelofs further agrees not to disparage Agilent, its officers, directors, employees or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that Roelofs may respond accurately and fully to any question, inquiry or request for information when required by legal process to do so.

4. Roelofs acknowledges that the Amended and Restated Change of Control Severance Agreement between Roelofs and Agilent, dated April 9, 2008, has been terminated, effective September 18, 2013, and has no further force or effect.

5. Roelofs and Agilent agree that Roelofs’ repatriation to the United States will be governed by the terms of the International Long-Term Assignment Policy and the International Long Term Assignment Letter dated April 19, 2012.

6. Roelofs understands that his current visa will be cancelled on the date of the termination of his employment. Roelofs further agrees that if he or any of his family members wish to remain in Singapore or return to Singapore after the date of termination of his employment, it will be his responsibility to arrange and pay for all legally required documentation to allow him to remain in or re-enter the country and to fully and completely comply with all immigration laws and regulations related to his activities.

7. In exchange for Agilent's doing the acts described in this Agreement, Roelofs on behalf of himself, his heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless Agilent, its officers, agents, employees, attorneys, employee benefit plans, employee benefit plan fiduciaries and administrators, consultants, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character which he may have as of the date of execution of this Agreement, including but not limited to any and all claims under or related to the following:

a.
Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. Sections 1981-1988), the Rehabilitation Act of 1973, any state civil rights act, any amendments to the foregoing laws, and any federal, state, county, municipal, or other law, statute, regulation or order relating to employment discrimination;

b.
the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, any claims relating to Section 806 of the Sarbanes-Oxley Act of 2002, any amendments to the foregoing laws, and any federal, state, county, municipal, or other law, statute, regulation or order relating to employee working conditions, the protection of employees, including whistleblower protection or protection of general welfare of employees;

c.
any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

d.
any claims under any other federal, state or local statutes, ordinances or regulations, including but not limited to the Employee Retirement Income Security Act of 1974, or federal or state Constitutional provision;

e.
any claims relating to, arising out of, or connected with his employment with Agilent, including for wrongful discharge, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal Agilent policy, procedure, practice, or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any term thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal law, statute, regulation, or order whether or not relating to labor or employment;

f.	any claim in tort or contract, or of retaliatory treatment, or seeking declaratory, injunctive or equitable relief; and

g.
any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement whether or not brought before any judicial, administrative, or other tribunal.

8. Roelofs understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law of any other jurisdiction are expressly waived. Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

9. This release of claims does not include: (i) Roelofs’ right to enforce the terms of this Agreement; (ii) claims for vested benefits to which Roelofs is entitled, including but not limited to Workers’ Compensation benefits; (iii) claims that cannot be released as a matter of law; and (iv) claims arising under federal or state securities or employment discrimination laws where Roelofs does not seek personal monetary or other relief.

10. Roelofs acknowledges and agrees that if he or any other person or entity files a claim or permits to be filed a claim in a civil action or other legal proceeding for relief, including personal relief for Roelofs (including but not limited to back pay, front pay, monetary damages, attorney’s fees, cost, injunctive or declaratory relief) against Agilent (except to enforce this Agreement), he will not accept or be eligible to receive any personal relief from such a claim or cause of action.

11. Roelofs represents and warrants that he has not assigned any such claim or authorized any other person or entity to assert such claim on Roelofs’ behalf. Further, Roelofs agrees that under this Agreement he waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

12. Notwithstanding any provision of this Agreement, Roelofs shall not release any right he may otherwise have to indemnification by Agilent pursuant to the company’s certificate of incorporation, by-laws, insurance policies, agreements, or applicable law.

13. Roelofs acknowledges as of the Effective Date of this Agreement, he has received all standard wages and compensation due to him from Agilent through that time.

14. In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them as of the date this Agreement is executed, except for those claims set forth in paragraph 8. No modification of this Agreement will be effective unless in writing and signed by both parties hereto.

15. This Agreement and compliance with this Agreement does not constitute an admission of liability by Agilent.

16. It is expressly understood that Roelofs is a participant in various Agilent benefit plans. Any participation by Roelofs in such benefit plan is governed by the terms of the current plan or grant document governing the administration of the benefit in which he is participating.

17. It is expressly agreed that the claims released pursuant to this Agreement include all claims against employees, officers, directors, attorneys and agents of Agilent in their individual and representative capacities, whether or not such employees were acting within the course and scope of their employment.

18. Each party shall bear its own costs, expenses, and attorneys’ fees incurred in, or arising out of, or connected with the review and execution of this Agreement.

19. Roelofs agrees that the terms, amount and fact of settlement shall be confidential. Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from, an attorney, accountant, or other financial or tax adviser, Roelofs agrees not to disclose the existence or contents of this Agreement or any past or future related discussions or documentation to anyone, including, but not limited to, past, present and future employees of Agilent. Disclosure is permitted only to Roelofs’ attorney, accountant, financial or tax advisor and spouse on the condition that such individuals shall be advised of these limitations, or as otherwise required by law.

20. At Agilent’s request, Roelofs will give his reasonable cooperation to Agilent in connection with any legal matter, proceeding or action relating to Agilent.

21. It is further expressly agreed and understood that Roelofs has not relied upon any advice from Agilent Technologies, Inc. and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, or local income tax statutes or regulations or otherwise, of the payments made hereunder and that Roelofs will be solely liable for all tax obligations, if any, arising from payment of the sums and provision of benefits specified herein and shall hold Agilent Technologies, Inc. harmless from any tax obligations arising from said payment.

22. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

23. This Settlement Agreement will be governed by and construed in accordance with the laws of the State of California.

24. Except as set forth in Section 17 above, if there is any dispute arising out of or related to this Agreement, which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to JAMS/EndDispute, for nonbinding mediation. If complete agreement cannot be reached within 45 days of submission to mediation, any remaining issues will be submitted to JAMS/EndDispute for final and binding arbitration pursuant to the American Arbitration Association Rules and Procedures for Employment Disputes with each party bearing its own costs and attorneys’ fees, including the cost of the arbitration, regardless of the outcome of the arbitration.

25. The following notice is provided in accordance with the provisions of Federal Law:

a.	You are entitled to and have been given up to forty-five (45) days in which to accept the terms of this Separation Agreement and General Release.

b.	You have been told in writing to consult with an attorney regarding this Agreement.

c.
In accordance with the Older Workers’ Benefit Protection Act, you have been provided with information concerning the job title and age information relative to individuals in the decisional unit who were and were not selected for the Workforce Management Program (set forth on EXHIBIT A, attached), and the eligibility factors for the Program and the time limits applicable to the Program;

d.
You have the right to revoke your acceptance of this Agreement at any time within seven (7) days from the date you sign it, and this Agreement will not become effective and enforceable until this seven (7) day revocation period has expired.

e.
To revoke your acceptance, you must send a written notice of revocation to Jodi Juskie, Managing Counsel, Agilent Technologies, Inc., 900 S. Taft Ave., Loveland CO, 80513 by 5:00 p.m. on or before the seventh day after you sign this Agreement.

26. This Agreement is intended to be compliant with or exempt from Internal Revenue Code Section 409A (“Code Section 409A”) and shall be interpreted accordingly. This Agreement shall be administered and interpreted to maximize the short-term deferral exemption to Code Section 409A. The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A) shall be treated as a short-term deferral and not aggregated with other payments to the maximum extent possible under Code Section 409A. Any other portion of the payment that does not meet the short-term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Code Section 409A for involuntary separation pay and shall not be aggregated with any other payment. All payments and benefits contemplated by this Agreement shall constitute "separate payments" under Code Section 409A. No amount hereunder can be deferred under Agilent’s 2005 Deferred Compensation Plan or any other deferred compensation arrangement. The Company does not guarantee or warrant the Code Section 409A or other tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Roelofs shall in all cases be liable for any taxes due as a result of this Agreement.

27. To the extent required by Code Section 409A, and only to the extent required by Code Section 409A, a reference in this Agreement to Roelofs’ termination of employment shall be treated as a reference to his Separation from Service, within the meaning of Code Section 409A.

ROELOFS FURTHER STATES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF HIS CHOICE, THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY.

ACCEPTED AND AGREED:

AGILENT TECHNOLOGIES, INC.

By: /s/ Jean Halloran                    By: /s/ Nicolas Roelofs
Name:    Jean Halloran                    Name: Nicolas Roelofs
Title: Senior Vice President, Human Resources

Date: October 31, 2013                Date: October 31, 2013

EXHIBIT B

Agreement Regarding Confidential Information and Proprietary Developments

EXHIBIT C

List of Companies

Danaher
Waters
Thermo & Life Technologies
Perkin-Elmer
GE
Bruker
Qiagen
Illumina
Shimadzu
Affemetrix
Roche Diagnostics
Phenomenex